EXHIBIT 10.15
FISERV, INC. 2007 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD MEMORANDUM –
SENIOR OFFICER (SO RET)

Employee:	[FIRST NAME] [LAST NAME]

Grant Date:	[GRANT DATE]

Target Units:	[NUMBER OF SHARES AT TARGET]

3-Year Performance Period:	2025-2027

Performance Formula:
The number of Target Units earned at the end of the 3-Year Performance Period will be determined based on (1) the Company’s relative total shareholder return over the 3-Year Performance Period and (2) the average of the Company’s annual achievement during each of fiscal years 2025, 2026 and 2027 (each, a “1-Year Performance Period”) with respect to organic revenue growth and adjusted earnings per share as follows:
A.40% of Number of Target Units x Performance Multiplier Based on Relative TSR = Performance Share Units vested based on Relative TSR*
B.40% of Number of Target Units x Average Performance Multiplier Based on Organic Revenue Growth = Performance Share Units vested based on Organic Revenue Growth*
C.20% of Number of Target Units x Average Performance Multiplier Based on Adjusted Earnings Per Share (“Adjusted EPS”) = Performance Share Units vested based on Adjusted EPS*
*    No more than 200% of Target Units may vest hereunder.
The Average Performance Multiplier for Organic Revenue Growth and Adjusted EPS is calculated by taking the numeric average of the Performance Multiplier earned with respect to each fiscal year in the 3-Year Performance Period.
Performance Goals:
A.Relative TSR. Total Shareholder Return (“TSR”) for the Company (“Company TSR”) as compared to the TSR for the S&P 500 peer group, accounting for reinvested dividends, will be measured once for the entire 3-Year Performance Period. Performance will be measured based on the percentile rank of the Company TSR relative to the TSR of the Peer Group Companies (as defined below) for the 3-Year Performance Period and will determine 40% of the total number of Target Units that will vest. The percentile rank of the Company TSR relative to the Peer Group Companies will be determined by the Compensation Committee of the Board of Directors, subject to the following:
•The peer group will be the corporations included in the S&P 500 as of January 1, 2025 (each, a “Peer Group Company,” and together the “Peer Group Companies”), subject to the changes described below;
•At the end of the 3-Year Performance Period, the Company TSR and the TSR of each Peer Group Company will be calculated using the average closing price of the relevant company’s common stock during the 20 trading days preceding the first day of the 3-Year Performance Period as the starting price and the average closing price of a share of the relevant company’s common stock during the 20 trading days preceding the last day of the 3-Year Performance Period as the ending price, and will account for the reinvestment of dividends, if any, during the 3-Year Performance Period;
•The Peer Group Companies and the Company shall be ranked in descending order based on their respective TSRs;
•If there is a bankruptcy of any Peer Group Company during the 3-Year Performance Period, then such Peer Group Company’s TSR shall be deemed to be negative 99.99% for the 3-Year Performance Period;
•If a Peer Group Company ceases to be a publicly traded company (other than due to bankruptcy) during the 3-Year Performance Period, then such Peer Group Company shall be omitted from the ranking of the Peer Group Companies; and
•If a Peer Group Company is acquired by or is merged into another Peer Group Company during the 3-Year Performance Period, then only the TSR of the surviving Peer Group Company shall be considered.

	Company TSR Relative Ranking	Performance Multiplier*
Maximum	90th percentile or higher	200%
Target	55th percentile	100%
Threshold	30th percentile	50%
*    Payouts for performance between threshold and target and target and maximum will be based on interpolation. In addition, if the Company TSR (on an absolute basis) for the 3-Year Performance Period is negative, the Performance Multiplier for Relative TSR shall be capped at 100%.
B.Organic Revenue Growth. Organic Revenue Growth will be measured separately for each of the 1-Year Performance Periods and will be as set forth in the year-end financial statements for the relevant fiscal year. The average of the three Performance Multipliers will determine 40% of the total number of Target Units that will vest. The Organic Revenue Growth goals for fiscal years 2025, 2026 and 2027 will be communicated to you in the relevant fiscal year.

	Organic Revenue Growth (%)	Performance Multiplier*
Maximum	**	200%
Target	**	100%
Threshold	**	50%
*    Performance results between levels will be interpolated on a linear basis. All results will be rounded to the nearest one-tenth of a percent.
**    To be fixed by a resolution of the Compensation Committee of the Board of Directors for each 1-Year Performance Period.
C.Adjusted EPS. Adjusted EPS will be measured separately for each of the 1-Year Performance Periods and will be as set forth in the year-end financial statements for the relevant fiscal year. The average of the three Performance Multipliers will determine 20% of the total number of Target Units that will vest. The Adjusted EPS goals for fiscal years 2025, 2026 and 2027 will be communicated to you in the relevant fiscal year.

	Adjusted EPS	Performance Multiplier*
Maximum	**	200%
Target	**	100%
Threshold	**	50%
*    Performance results between levels will be interpolated on a linear basis.
**    To be fixed by a resolution of the Compensation Committee of the Board of Directors for each 1-Year Performance Period.
Adjustments
At any time before the Shares are issued, the Compensation Committee may adjust any or all of the Performance Formula, the Performance Goals, and/or the number of Units that vest with respect to the Performance Periods if it determines, in its sole discretion, that such adjustments are necessary or equitable, including, without limitation, to reflect (i) changes in law or accounting rules, (ii) a merger, acquisition, divestiture or other similar transaction, or (iii) any event that is significant, extraordinary, unusual or one-time in nature, and which positively or negatively impacts the Performance Goals.
The Compensation Committee will certify the level of achievement of each of the Performance Goals, and determine the number of shares to be issued, after the end of the 3-Year Performance Period in accordance with the terms of this Performance Share Unit Agreement.
Additional terms and conditions of your Award are included in the Performance Share Unit Agreement. As a condition to your receipt of Shares, you must log on to Fidelity’s website at www.netbenefits.fidelity.com and accept the terms and conditions of this Award within 120 calendar days of your Award Grant Date. If you do not accept the terms and conditions of this Award within such time at www.netbenefits.fidelity.com, this Award will be forfeited and immediately terminate.
Note: Sections 5 through 7, 9(b)(ii)(B), and 9(b)(iv) of the Performance Share Unit Agreement contains provisions that restrict your activities. These provisions apply to you and, by accepting this Award, you agree to be bound by these restrictions. Accepting this Award, and these provisions, is not a condition of your employment or continued employment by Fiserv.

PERFORMANCE SHARE UNIT AGREEMENT
Pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Plan”), Fiserv, Inc., a Wisconsin corporation (the “Company”), has granted you Performance Share Units (the “Award”) entitling you to receive such number of shares of Company common stock (the “Shares”) as set forth in the Award Memorandum on the terms and conditions set forth in this agreement (this “Agreement”), the Award Memorandum and the terms of the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.
In the event of a conflict between the terms of this Agreement or the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.
1.    Grant Date. The Award is granted to you on the Grant Date set forth in the Award Memorandum.
2.    Vesting. This Award will vest (if at all) as specified in the Award Memorandum on the date the Compensation Committee certifies the level of achievement of the Performance Goal(s) (the “Vesting Date”), provided you remain in employment through the Vesting Date. Subject to any deferral election then in effect, the Shares subject to this Award will be issued as indicated in this Agreement. This Award also may continue to vest following your Retirement (as defined below), death or Disability as described in Section 9.
3.    Termination of Award. Your Award (except for the provisions of Sections 5 through 8) shall terminate in all events on the earliest of (a) the date upon which vesting is no longer permitted pursuant to Section 9, (b) the date the Shares due hereunder have been issued to you, or (c) your failure to accept the terms of this Agreement, the Award Memorandum and the Plan within the time period and in the manner specified in this Agreement.
4.    Definitions Related to Confidential Information, Non-Competition and Related Covenants.
(a)    “Fiserv” means the Company, its direct and indirect Subsidiaries, affiliated entities, successors, and assigns.
(b)    “Confidential Information” means all trade secrets, Innovations (as defined below), confidential or proprietary business information and data, computer software, and database technologies or technological information, formulae, templates, algorithms, designs, process and systems information, processes, intellectual property rights, marketing plans, client lists and specifications, pricing and cost information and any other confidential information of Fiserv or its clients, vendors or subcontractors that relates to the business of Fiserv or to the business of any client, vendor or subcontractor of Fiserv or any other party with whom Fiserv agrees to hold information in confidence, whether patentable, copyrightable or protectable as a trade secret or not, except: (i) information that is, at the time of disclosure, in the public domain or that is subsequently published or otherwise becomes part of the public domain through no fault of yours; or (ii) information that is disclosed by you under order of law or governmental regulation; provided, however, that you agree to notify the General Counsel of Fiserv upon receipt of any request for disclosure as soon as possible prior to any such disclosure so that appropriate safeguards may be maintained.
(c)    “Competing Product or Service” means any product or service that is sold in competition with, or is being developed and that will compete with, a product or service developed, manufactured, or sold by Fiserv. For purposes of this Agreement, Competing Products or Services as to you are limited to products and/or services with respect to which you participated in the development, planning, testing, sale, marketing or evaluation on behalf of

Fiserv during any part of the 24 months preceding the termination of your employment with Fiserv, or for which you supervised one or more Fiserv employees, units, divisions or departments in doing so.
(d)    “Competitor” means an individual, business or any other entity or enterprise engaged or having publicly announced its intent to engage in the sale or marketing of any Competing Product or Service.
(e)    “Innovations” means all developments, improvements, designs, original works of authorship, formulas, processes, software programs, databases, and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets, that you, either by yourself or jointly with others, create, modify, develop, or implement during the period of your employment with Fiserv that relate in any way to Fiserv’s business.
(f)    “Moral Rights” means any rights to claim authorship of a work of authorship, to object to or prevent the modification of any such work of authorship, or to withdraw from circulation or control the publication or distribution of any such work of authorship.
(g)    “Client” means any person, association or entity: (i) for which you directly performed services or for which you supervised others in performing services with Fiserv during any part of the 24 months preceding the termination of your employment with Fiserv; or (ii) about which you have Confidential Information as a result of your employment with Fiserv.
(h)    “Prospective Client” means any person, association or entity: (A) who or with which Fiserv was in active business discussions or negotiations at any time during any part of the 24 months preceding the termination of your employment with Fiserv, in which you participated or for which you directly performed services or for which you supervised others in performing services with Fiserv relating to such person, association or entity; or (B) about which you have Confidential Information as a result of your employment with Fiserv.
(i)    “Territory” means the geographic regions for which you had executive, managerial, supervisory, sales, marketing, client servicing, and/or other responsibilities during any part of the 24 months preceding the termination of your employment with Fiserv.
(j)    “Vendor” means a third party unaffiliated with Fiserv that contracts with Fiserv to provide services to Fiserv or its clients: (i) for which you directly worked with or for which you supervised others in working with during any part of the 24 months preceding the termination of your employment with Fiserv; or (ii) about which you have Confidential Information as a result of your employment with Fiserv.
(k)    “Addendum” means a jurisdiction-specific provision for certain employees of Fiserv who are employed to work and/or reside in certain jurisdictions that modifies and/or supplements the terms of Sections 5 through 7, 9(b)(ii)(B), and 9(b)(iv) of this Agreement to the extent specified in the Addendum. The Addendum will be incorporated into, construed jointly with, modify and/or supplement the terms of Sections 5 through 7, 9(b)(ii)(B), and 9(b)(iv) of this Agreement.
5.    Confidentiality and Innovations During your employment, Fiserv will provide you with Confidential Information relating to Fiserv, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to Fiserv. You agree that all Confidential Information is and shall remain the sole and absolute property of Fiserv. Upon the termination of your employment from Fiserv for any reason, you shall immediately return to Fiserv all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. You further agree that, without the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer of the Company, without the written approval of the Board of Directors of the Company:
(a)    You will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of Fiserv, or use any Confidential Information of Fiserv to solicit Clients, Prospective Clients or Vendors, other than in connection with the authorized activities conducted in the course of your employment with Fiserv. You agree to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information.
(b)    All Innovations are and shall remain the sole and absolute property of Fiserv. You will provide all assistance requested by Fiserv, at its expense, in the preservation of its interest in any Innovations in any country, and hereby assign and agree to assign to Fiserv all rights, title and interest in and to all worldwide patents, patent applications, copyrights, trade secrets and other intellectual property rights in any Innovation. You also assign and agree to assign to Fiserv, or, where applicable, to waive, which waiver shall inure to the benefit of Fiserv and its assigns, all Moral Rights in any Innovation.
(c)    Notwithstanding the preceding statements, you understand that:
(i)     Nothing in this Agreement or any other Fiserv policy prohibits or impedes you from communicating, cooperating, or filing a complaint with any U.S., federal, state, or local governmental or law enforcement branch, agency, or entity (collectively, a “Governmental Entity”) concerning possible violations of any U.S., federal, state, or local law or regulation, or otherwise making disclosures to any Governmental Entity that are protected under the whistleblower provisions of any such law or regulation. Unless specifically permitted by applicable law, you are not authorized to disclose any information covered by attorney client privilege or attorney work product without the written consent of the General Counsel of Fiserv; and
(ii)     Pursuant to 18 U.S.C. §1833(b)(1) and §1833(b)(2):
(A)An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (I) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (II) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(B)An individual who files a lawsuit for retaliation by Fiserv for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (I) files any document containing the trade secret under seal and (II) does not disclose the trade secret, except pursuant to court order.
You understand that if you are found to have wrongfully misappropriated a trade secret, you may be liable to Fiserv for, among other things, exemplary damages and attorneys’ fees.
(d)    You acknowledge and agree, that by reason of your employment, you will have access to Confidential Information and may come into contact with employees, Clients, Prospective Clients and Vendors of Fiserv and develop and maintain relationships with such employees,

Clients, Prospective Clients and Vendors. You further acknowledge that such relationships have been developed at great expense by Fiserv. You acknowledge and agree that any post-employment efforts by you to work for a Competitor, Client or Prospective Client or to solicit the business or employees of Fiserv would necessarily require the use of Fiserv’s Confidential Information that was obtained by you during your employment. For these and other legitimate business reasons, Fiserv is entitled to reasonable protection against unfair exploitation, diversion and misappropriation of its Confidential Information and its relationships with employees, Clients, Prospective Clients and Vendors through misappropriation of Fiserv’s Confidential Information. Consequently, you agree to the restrictions set forth in this Agreement.
(e)    The restrictions on confidentiality set forth in this Agreement apply: (i) during the time of your employment with Fiserv; (ii) with respect to Confidential Information, for a period of 24 months following the date of termination of your employment with Fiserv; and (iii) with respect to trade secrets, for such period as is permitted by applicable law following the date of termination of your employment with Fiserv.
6.    Restrictions During Employment. You agree that, without the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer of the Company, without the written approval of the Board of Directors of the Company, you shall not engage in any of the conduct described in below, either directly or indirectly, or as an employee, contractor, consultant, partner, officer, director or stockholder, other than a stockholder of less than 5% of the equities of a publicly traded corporation, or in any other capacity for any person, firm, partnership or corporation: During the time of your employment with Fiserv, you will not:
(a)    perform duties as or for a Competitor, Client or Prospective Client of Fiserv (except to the extent required by your employment with Fiserv); or
(b)    entice, induce, encourage, urge or solicit Clients, Prospective Clients or Vendors of Fiserv to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Fiserv; or
(c)    entice, induce, encourage, urge or solicit any employee to leave employment with Fiserv or become employed by a Competitor, Client, Prospective Client, or Vendor of Fiserv (the provisions of this Section 6(c) shall apply to any employee of Fiserv with whom you worked during any part of the 24 month period preceding the termination of your employment with Fiserv).
7.    Restrictions Following Employment. You agree that, without the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer of the Company, without the written approval of the Board of Directors of the Company, you shall not engage in any of the conduct described below, either directly or indirectly, or as an employee, contractor, consultant, partner, officer, director or stockholder, other than a stockholder of less than 5% of the equities of a publicly traded corporation, or in any other capacity for any person, firm, partnership or corporation. For a period of 12 months following the date of termination of your employment with Fiserv, in the Territory, you will not:
(a)    perform duties as or for a Competitor of Fiserv that are the same as or similar to the duties performed by you for Fiserv at any time during any part of the 24 month period preceding the termination of your employment with Fiserv and which involve a Competing Product or Service;

(b)    perform duties as or for a Client or Prospective Client of Fiserv that are the same as or similar to the duties performed by you for Fiserv at any time during any part of the 24 month period preceding the termination of your employment with Fiserv and which involve a Competing Product or Service;
(c)    entice, induce, encourage, urge or solicit Clients, Prospective Clients, or Vendors of Fiserv to currently and/or prospectively breach, modify or terminate any agreement or relationship they have or had with Fiserv;
(d)    entice, induce, encourage urge or solicit any employee to leave employment with Fiserv or become employed by a Competitor, Client or Prospective Client or Vendor of Fiserv (the provisions of this Section 7(d) shall apply to any employee of Fiserv with whom you worked during any part of the 24 month period preceding the termination of your employment with Fiserv; or
(e)    participate voluntarily or provide assistance or information to any person or entity either negotiating with Fiserv involving a Competing Product or Service, or concerning a potential or existing business or legal dispute with Fiserv, including, but not limited to, litigation, except as may be required by law.
8.    Acknowledgments Regarding Restrictive Covenants.
(a)    For purposes of Sections 7(a)-(b) of this Agreement, and without limiting any other provision hereof, you acknowledge that Fiserv associates who are classified as having the highest grade in Fiserv will be deemed to have enterprise-wide duties which encompass duties relative to all Fiserv business units and functions.
(b)    No provision of Sections 5 through 7 will apply to limit or restrict your conduct under this Agreement during or after your employment, or trigger any reimbursement obligations under this Agreement, in any jurisdiction where such provision is unenforceable under state law, unless the provision may be construed or deemed amended to be enforceable under state law by a court of competent jurisdiction, in which case the provision will apply as construed or amended. Certain state laws that void or may limit or prohibit the enforceability of Sections 5 through 7 are set forth in the Addendum that will be provided and/or made available to you concurrently with this Agreement.
(c)    You acknowledge and agree that compliance with this Sections 5 through 7 and, if applicable, is necessary to protect Fiserv, and that a breach of any of Sections 5 through 7 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of a breach of Sections 5 through 7, or any part thereof, Fiserv, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. Fiserv may institute and prosecute proceedings in any Court of competent jurisdiction either in law or in equity to obtain damages for any such breach of Sections 5 through 7, or to enjoin you from performing services in breach of Sections 5 through 7. You hereby agree to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.
(d)    You further agree that, in the event of your breach of this Sections 5 through 7, Fiserv shall also be entitled to recover the value of all amounts previously paid or payable and any shares (or the current value of any shares) delivered or deliverable to you pursuant to any Fiserv bonus program, this Agreement, and any other Fiserv plan or arrangement.

(e)    You agree that the terms of this Agreement shall survive the termination of your employment with Fiserv.
(f)    YOU HAVE READ THIS AGREEMENT, INCLUDING SECTIONS 5 THROUGH 7, AND AGREE THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREE THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON YOUR ACTIVITIES, INCLUDING THOSE THAT APPLY POST-EMPLOYMENT, ARE LIKEWISE FAIR AND REASONABLE.
9.    Termination of Employment.
(a)    Vesting. If you cease to be an employee of the Company or any Subsidiary of the Company for any reason (a “Termination Event”) prior to the Vesting Date, then the Award shall terminate on the date on which such Termination Event occurs; provided that, if the reason for your Termination Event is:
(i)Death or Disability, then the number of Shares issuable under this Award, if any, shall be determined after the end of the 3-Year Performance Period as if you had not terminated employment based on actual performance.
(ii)Retirement on a date that is after (6) months after the commencement of the 3-Year Performance Period, then the number of Shares issuable under this Award, if any, shall be determined after the end of the 3-Year Performance and be equal to the total issuable based on actual performance multiplied by a fraction, the numerator of which is the number of full months of your employment during the 3-Year Performance Period and the denominator of which is the number of full months in such performance period.
If you are regularly scheduled to work less than 20 hours per calendar week for the Company or any Subsidiary of the Company, you will be deemed to have experienced a Termination Event.
(b)    Retirement.
(i)For purposes of this Section 9, “Retirement” means the cessation of service as an employee, for any reason other than death, Disability or termination for Cause, if:
(A)you are at least 60 years of age and have at least 10 years of continuous service with the Company and its Subsidiaries; and
(B)you have provided for an orderly transition of your duties to a successor, including by:
(1)providing notice to the Chief Executive Officer of the Company (or in the case of the Chief Executive Officer, to the Chairman or Lead Director of the Board of Directors of the Company as the case may be) that you are considering retirement sufficiently in advance of your anticipated retirement date; and
(2)    assisting with the identification and selection of, and transition of your duties to, a successor ((1) and (2) being referred to herein collectively as the “Specified Transition Requirements”).
If you satisfy the requirements of clauses (A) and (B) above, your cessation of service will be deemed to be a qualifying Retirement; provided that, the Compensation Committee may determine, within 30 days after your cessation of service, that you failed to satisfy any Specified Transition Requirement. By way of example only, this could result from providing too short of notice or not providing an adequate amount of transition assistance.
(ii)Notwithstanding the foregoing:
(A)If you receive written notification from the Compensation Committee that you failed to satisfy any Specified Transition Requirement, then any portion of the Award that is unvested as of the date of such notification shall terminate as of such date.
(B)In addition to the obligations set forth in Sections 5 through 7 for the period set forth therein, while any portion of this Award remains unvested and until the last vesting event of any equity award held by you at the time of Retirement (the “Restricted Period”), you may not:
(1)    perform work of any kind for a Competitor, including as an employee, board member, consultant or otherwise;
(2)    perform work for a non-Competitor other than as permitted by clause (iv) below; or
(3)    violate any post-employment covenant applicable to you under any agreement in effect with, or policy of, the Company or any of its Subsidiaries (each of (1)-(3) being a “Post-Retirement Violation”).
(iii)    Without limiting any other provision of this Agreement, including Sections 5 through 7 as applicable, if a Post-Retirement Violation occurs and if the Post-Retirement Violation was of the nature described in Section 9(b)(ii)(B)(1) or (3) above:
(A)    vesting of any unvested portion of the Award shall immediately cease;
(B)    the remedies available to the Company under Section 8, including recoupment of Shares, shall apply if the Post-Retirement Violation occurred during the first 12 months following Retirement; and
(C)    any Shares received upon vesting after your Retirement are subject to recoupment (either the actual shares or the current value thereof) if the Post-Retirement Violation occurred after the one-year anniversary of your Retirement.
(iv)    During the Restricted Period you may work for a non-Competitor; provided that you may not have a role or responsibilities similar to or greater than those which you had while employed by the Company. For the sake of clarity, work for a non-profit and service as a director for a non-Competitor are expressly permitted. If during the Restricted Period, you commence employment with or perform work for a non-Competitor where the role or responsibilities is similar to or greater than the those which you had while employed by Fiserv then vesting of any unvested portion of the Award shall immediately cease.
(v)    While this Award is outstanding, as a condition to continued vesting, upon request of the Company, you must certify that you have not engaged in a Post-Retirement Violation and must provide such information as the Company requests in order to verify such certification.

(vi)    All determinations regarding whether you have engaged in a Post-Retirement Violation shall be made by the Compensation Committee.
(vii)    If you die after Retirement and prior to the date that this Award vests, then the provisions of Sections 5(a) and (b) shall continue to apply as if you had not died.
(viii)    No provision of Section 9(b) will apply to limit or restrict your conduct under this Agreement after your employment, nor will be deemed a Post-Retirement Violation under this Agreement, in any jurisdiction where such provision is unenforceable under state law, unless the provision may be construed or deemed amended to be enforceable under state law by a court of competent jurisdiction, in which case the provision will apply as construed or amended. Certain state laws that void or may limit or prohibit the enforceability of this Section 9(b) are set forth in the Addendum that will be provided and/or made available to you concurrently with this Agreement.
(ix)    YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, INCLUDING THIS SECTION 9(b), AND AGREE THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREE THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE RESTRICTIONS ON YOUR ACTIVITIES, INCLUDING THOSE THAT APPLY POST-RETIREMENT, ARE LIKEWISE FAIR AND REASONABLE.
(c)    Change of Control. If a Change of Control of the Company occurs prior to the end of the 3-Year Performance Period, then:
(i)As of the date of the Change of Control, the number Performance Share Units that may be earned will be fixed and determined based on (A) the actual performance for any Performance Periods that have been completed as of the date of the Change of Control and (B) achievement of 150% of target (or where there is no target, assuming the Performance Goal had been met) for any other Performance Periods that have not been completed as of the date of the Change of Control (irrespective of the actual achievement of the Performance Goals as of such date); and
(ii)Such Performance Shares Units will become vested as of the last day of the 3-Year Performance Period if you remain employed until such date, except as otherwise provided in clause (iii) below, and shall be settled in accordance with Section 11 in the year following the end of the 3-Year Performance Period; or
(iii)If your employment terminates before the end of the 3-Year Performance Period due to your Retirement (determined solely under Section 9(b)(i)(A)), death, Disability, termination by Fiserv without Cause or your termination of your employment for Good Reason (as hereinafter defined), then the Performance Share Units shall be vested upon such termination of employment and shall be settled in accordance with Section 11 in the year following the end of the 3-Year Performance Period.
“Good Reason” means your suffering any of the following events without your consent: (x) significant or material lessening of your responsibilities; (y) a reduction in your annual base salary or a material reduction in the level of incentive compensation for which you have been eligible during the two years immediately prior to the occurrence of the Change of Control and/or a material adverse change in the conditions governing receipt of such incentive compensation from those that prevailed prior to the occurrence of the Change of Control; or (z) the Company requiring you to be based anywhere other than within 50 miles of your place of employment at the time of the occurrence of the Change of Control, except for reasonably required travel to an extent substantially consistent with your business travel obligations.

(d)    Service as Director. For purposes of this Agreement, an employee of Fiserv, if also serving as a director, will not be deemed to have terminated employment for purposes of this Agreement until his or her service as a director ends, and his or her years of service will be deemed to include years of service as a director.
(e)    Termination for Cause. Notwithstanding anything herein to the contrary, if you are terminated from employment by Fiserv for Cause, then this Award will forfeit immediately without vesting as of the date of such termination.
(f)    No Further Obligation. The Company will have no further obligations to you under this Agreement if the Award terminates as provided herein.
(g)     Separation Agreement. The provisions of this Section 9 are subject to (and may be amended by) the terms of a written separation agreement entered into between you and the Company or any of its Subsidiaries.
10.    Deferral of Performance Share Units. If you are eligible to, and properly elect to, defer delivery of all or part of the Shares otherwise issuable under this Award, such deferral will be governed by the Performance Share Unit Deferral Election Form executed by you separately from this Agreement.
11.    Issuance of Shares. The Company, or its transfer agent, will issue and deliver the Shares to you as soon as practicable after the Vesting Date (pursuant to the terms hereof) with respect to such Shares, or, if a deferral election was made, at the time specified in the Deferral Election Form. If you die before the Company has distributed the Shares due with respect to the vested Performance Share Units, the Company will issue the Shares to your estate or in accordance with applicable laws of descent and distribution. The Shares will be issued and delivered in book entry form, and the Company will not be liable for damages relating to any delays in making an appropriate book entry or any mistakes or errors in the making of the book entry; provided that the Company shall correct any errors caused by it. Any such book entry will be subject to such stop transfer orders and other restrictions as the Company may deem advisable under (a) the Plan and any agreement between you and the Company with respect to this Award or the Shares, (b) any applicable federal or state laws, and/or (c) the rules, regulations and other requirements of the Securities and Exchange Commission (“SEC”) or any stock exchange upon which the Shares are listed. The Company may cause an appropriate book entry notation to be made with respect to the Shares to reference any of the foregoing restrictions.
12.    Non-Transferability of Award. Except as provided in the Plan, this Agreement and the Award Memorandum, until the Shares have been issued under this Award, this Award and the Shares issuable hereunder and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or of any right or privilege conferred hereby, contrary to the provisions of the Plan or of this Agreement, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, this Award and the rights and privileges conferred hereby shall immediately become null and void.
13.    Conditions to Issuance of Shares. The Shares issued to you hereunder may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to issue any Shares hereunder prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the SEC or any other governmental regulatory body, which the compensation committee of the Board of Directors (the

“Compensation Committee”) shall, in its discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Compensation Committee shall, in its discretion, determine to be necessary or advisable; (d) the lapse of such reasonable period of time following the date of vesting of the Award or the payment event specified in a deferral election as the Compensation Committee may establish from time to time for reasons of administrative convenience (provided that any such period shall be in compliance with Code Section 409A); and (e) your acceptance of the terms and conditions of this Agreement, the Award Memorandum and the Plan within the time period and in the manner specified in this Agreement.
14.    Dividends; No Rights as Shareholder. If the Company declares a cash dividend and the dividend record date occurs prior to the date the Vesting Date, you will be credited with an additional number of Target Units on the date the cash dividends are paid to the Company shareholders equal to (a) the amount of cash dividends payable with respect to a number of shares of stock equal to your Target Units divided by (b) the Fair Market Value of a Share on the date the dividend is paid. Until this Award vests and the Shares are issued to you, you shall have no rights as a shareholder of the Company with respect to the Shares. Specifically, you understand and agree that you do not have voting rights or, except as provided in this Section 10, the right to receive dividends or any other distributions paid with respect to shares of Company common stock by virtue of this Award or the Shares subject hereto.
15.    Addresses for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company as follows: Corporate Secretary, Fiserv, Inc., 600 N. Vel R. Phillips Avenue, Milwaukee, WI 53203, or at such other address as the Company may hereafter designate in writing. Any notice to be given to you shall be addressed to you at the address set forth in the Company’s records from time to time.
16.    Captions; Agreement Severable. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
17.    Securities and Tax Representations.
(a)    You acknowledge receipt of the prospectus under the Registration Statement on Form S-8 with respect to the Plan filed by the Company with the SEC. You represent and agree that you will comply with all applicable laws and Company policies relating to the Plan, this Agreement and any disposition of Shares and that upon the acquisition of any Shares subject to this Award, you will make or enter into such written representations, warranties and agreements as the Company may reasonably request to comply with applicable securities laws or this Agreement.
(b)    You represent and warrant that you understand the federal, state and local income and employment tax consequences associated with the granting of the Award, the vesting of the Award, the deferral of all or a portion of the Shares otherwise issuable upon vesting of the Award, and the subsequent sale or other disposition of any Shares. You understand and agree that when this Award vests and Shares are issued, and you thereby realize gross income (if any) taxable as compensation in respect of such vesting or issuance, the Company will be required to withhold federal, state and local taxes on the full amount of the compensation income realized by you and may also be required to withhold other amounts as a result of such vesting. You also understand and agree that the Company may be required to withhold certain payroll taxes in connection with your Retirement or your termination due to Disability prior to the issuance of Shares. You hereby agree to provide the Company with cash funds or Shares equal in value to the federal, state and local payroll and income taxes and other amounts required to be withheld by the Company or its Subsidiary in respect of any compensation income or wages in relation to the Award or make other arrangements satisfactory to the Company regarding such amounts, which may include deduction of such taxes from other wages owed to you by the Company or its Subsidiaries. All matters with respect to the total amount to be withheld shall be determined by the Company in its sole discretion.
18.    Market Stand-Off. The Company reserves the right to impose restrictions on dispositions in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended. Upon receipt of written notice from the Company of a trading restriction, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.
19.    General Provisions.
(a)    None of the Plan, this Agreement or the Award Memorandum confers upon you any right to continue to be employed by the Company or any Subsidiary of the Company or limits in any respect any right of the Company or any Subsidiary of the Company to terminate your employment at any time, without liability.
(b)    This Agreement, the Award Memorandum, the Plan, the Restricted Stock Unit Deferral Election Form, if any, and the Addendum contain the entire agreement between the Company and you relating to the Award and the Shares and supersede all prior agreements or understandings relating thereto.
(c)    This Agreement, the Award Memorandum and the Addendum may only be modified, amended or cancelled as provided in the Plan.
(d)    If any one or more provisions of this Agreement, the Award Memorandum or the Addendum is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.
(e)    Any remedies available to the Company under the Plan or this Agreement are cumulative and are in addition to, and are not affected by, the other rights and remedies available to the Company under the Plan, this Agreement, by law or otherwise.
(f)    This Agreement and the Award Memorandum shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to its conflict of law provisions, except that Sections 5 through 7, 9(b)(ii)(B), and 9(b)(iv) of this Agreement and the Addendum shall be governed by and construed in accordance with the laws of the state in which you reside at the time your employment terminates with Fiserv as listed on the books and records of Fiserv without regard to that state’s conflict of law provisions.

(g)    The Company agrees, and you agree, to be subject to and bound by all of the terms and conditions of the Plan. The Prospectus for the Plan is accessible on the Company’s administrative agent’s website (www.netbenefits.fidelity.com) in the “forms library” and a paper copy is available upon request.
(h)    This Agreement, as modified by the Addendum, and the Award Memorandum shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to your rights hereunder.
(i)    You understand that, under the terms of the Plan, this Agreement and the Award Memorandum, the Company may cancel or rescind this Award and/or the Shares in certain circumstances.
(j)    In consideration of, among other things, your continued employment with the Company or a     subsidiary of the Company, you acknowledge and agree that you are and will continue to be subject to the Fiserv, Inc. Compensation Recoupment Policy (“Policy”) and that the Policy will apply both during and after the termination of your employment with the Company or any subsidiary of the Company. You can access this Policy as currently in effect by visiting https://investors.fiserv.com/corporate-governance/governance-documents. Further, by signing below, you agree to abide by the terms of the Policy, including, without limitation, by returning any Excess Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy, regardless of the terms of, and whether or not consistent with, any other agreement, plan, policy or similar document to which the undersigned is a party or participant or to which the undersigned is subject
By selecting the “I accept” box on the website of our administrative agent, you acknowledge your acceptance of, and agreement to be bound by, this Agreement, the Award Memorandum, the Plan, and the Policy.
Your acceptance of the terms of this Agreement, the Award Memorandum, the Plan, the Addendum, and the Policy through our administrative agent’s website is a condition to your receipt of Shares. You must log on to our administrative agent’s website and accept the terms and conditions of this Agreement, the Award Memorandum, the Plan, and the Policy within 120 calendar days of your Award Grant Date. If you do not accept the terms and conditions of this Agreement, the Award Memorandum, the Plan, and the Policy within such time, this Award will be forfeited and immediately terminate.